Exhibit 99.1
------------


STILWELL
FINANCIAL INC.

                                                     920 Main Street, 21st Floor
                                                Kansas City, Missouri 64105-2008
                                                                NYSE Symbol:  SV

NEWS RELEASE

Media Contact:                           Investor Contacts:
   Peggy Landon (816-218-2455)              Landon H. Rowland (816-218-2416)
    Director of Investor and                  Chairman, President and
      Public Relations                         Chief Executive Officer
                                            Daniel P. Connealy (816-218-2412)
                                                Vice President and Chief
                                                 Financial Officer


                Stilwell Financial Reports First Quarter Results
                 Operating and EBITDA margins exceed prior year

     KANSAS CITY, Mo (April 25, 2002) - Stilwell Financial Inc. (NYSE: SV) reported first quarter 2002 net income of $97.2 million, or 42(cent) per diluted share, compared to $111.4 million, or 48(cent) per diluted share, in first quarter 2001. Stilwell's first quarter 2002 operating margin of 42.0 percent and EBITDA margin of 54.1 percent exceeded comparable prior year margins. Consolidated revenues declined 27 percent from prior year's first quarter as a result of lower average assets under management.


Earnings and Statistics Table
                                                                           First Quarter
                                                                           -------------
                                                               2001                            2002
                                                               ----                            ----
Reported Net Income (in millions)                           $    111.4                     $     97.2
                                                       ====================            ===================

Reported Diluted Earnings per share                         $     0.48                     $     0.42
                                                       ====================            ===================

Operating Margin                                                  40.8%                          42.0%

EBITDA (1) (in millions)                                    $    213.5                     $    177.6
EBITDA Margin                                                     47.6%                          54.1%

Average assets under management (in billions)               $    246.6                     $    188.8

Shareowner accounts (in millions)                                  6.3                            5.7


(1) Earnings before interest, income taxes, depreciation and amortization

     Stilwell, which includes Janus Capital Management LLC, Berger Financial Group LLC, Nelson Money Managers Plc and approximately 33 percent of DST Systems, Inc., reported $190.5 billion in assets under management as of March 31, 2002 compared to $192.2 billion as of December 31, 2001 and $205.9 billion as of March 31, 2001. The decline in assets under management during the quarter reflected net redemptions of $4.0 billion and market depreciation of $3.7 billion, partially offset by additional assets of approximately $6.0 billion from Berger's acquisition of Enhanced Investment Technologies, Inc. (INTECH). The net redemptions consisted of approximately $2.5 billion from money market funds and approximately $1.5 billion from other products. Outflows from Janus' retail funds were partially offset by net sales in the Janus Adviser Series, Janus World Funds, Janus Aspen Series and Berger's value funds. Average assets under management totaled $188.8 billion during first quarter 2002 compared to $186.3 billion in fourth quarter 2001 and $246.6 billion in the prior year's first quarter.

     The lower level of average assets under management in first quarter 2002 versus 2001 resulted in a $120.2 million decline in revenues quarter-to-quarter (to $328.3 million from $448.5 million). The lower revenues in first quarter 2002 resulted in a decrease in operating income to $138.0 million from $182.8 million in 2001. However, a 28 percent decline in operating expenses in first quarter 2002 compared to 2001 (to $190.3 million from $265.7 million) exceeded the percentage decline in revenues quarter-to-quarter, resulting in an improved operating margin. The improved operating and EBITDA margins reflect the ongoing efforts of Stilwell and its subsidiaries to maintain an efficient, flexible cost structure.

     Compensation expense declined as a result of reduced incentive compensation and a decrease in the average number of employees quarter-to-quarter, partially offset by severance costs associated with a work force reduction in Janus' shareowner servicing staff of approximately 225 employees during first quarter 2002. Third party concession fees were lower due to a lower level of assets under management through these distribution arrangements. Together, compensation and third party concession fees represented approximately 37 percent of revenues, which is consistent with 2001.

     Marketing costs were approximately 50 percent lower in 2002 compared to 2001 as promotion efforts were scaled back to reflect the current operating, market and performance environment. Depreciation and amortization decreased from prior year due to lower amortization expense associated with goodwill and non-amortizable identified intangible assets pursuant to the new accounting guidelines as set forth in Statement of Financial Accounting Standards No. 141 "Business Combinations" (FAS 141) and Statement of Financial Accounting Standards No. 142 "Goodwill and Intangible Assets" (FAS 142), as well as to reduced capital expenditures over the last two years. If amortization of goodwill and intangible assets were computed under FAS 141 and FAS 142 during the three months ended March 31, 2001, Stilwell's amortization expense would have been approximately $3.9 million lower, resulting in net income of approximately $115.3 million, or 50(cent) per diluted share.

     Equity in the net earnings of DST for the three months ended March 31, 2002 improved $1.6 million to $19.4 million. This improvement was largely attributable to higher earnings in DST's financial services segment. Consolidated DST revenues increased 15 percent, largely due to the inclusion of revenue from EquiServe, in which DST acquired controlling ownership on March 30, 2001. Revenues also increased due to a higher number of shareowner accounts serviced (totaling 78.4 million at March 31, 2002 versus 75.6 million at December 31, 2001 and 73.5 million at March 31, 2001). DST's operating margin declined quarter-to-quarter, primarily due to the inclusion of EquiServe during 2002.

     Stilwell's interest expense increased by $8.4 million over prior year's first quarter, primarily as a result of interest on Stilwell's $400 million senior notes, and accreted interest and amortization of debt issue costs associated with the zero-coupon convertible debt securities. Other income for first quarter 2002 declined by $3.8 million from prior year largely as a result of reduced interest income from lower average cash balances and interest rates.

     The company's effective tax rate declined from 35.7 percent in first quarter 2001 to 33.5 percent in the current year's first quarter. The lower current year rate reflects the larger proportionate contribution to net income from equity in net earnings of DST and reduced non-deductible amortization expense in 2002 as noted above.

     Landon H. Rowland, Stilwell's chairman, president and chief executive officer, commented, "Our subsidiaries continue to stress better performance and efficiency in operations. This ongoing commitment has produced margins that translate into strong cash flow and, ultimately, improved shareholder value. Each of our core operations is committed to the processes and business practices that provide opportunities to add meaningful value for their shareholders and our investors. With confidence in the management teams of Janus, Berger, Nelson and DST, we look forward to improved performance and results in a challenging economy and in the current markets."

     Stilwell will present its first quarter 2002 earnings on April 25 at 3:00 p.m. EDT. All interested parties are invited to listen online at www.stilwellfinancial.com or by calling (888) 664-0344, code "Stilwell 1st Quarter Earnings Presentation," at least ten minutes prior to the 3:00 pm EDT start of the presentation. The accompanying slides to the presentation are expected to be available on the Stilwell Web site beginning the morning of April
25. A replay of the audio portion of the presentation will be available online (and by telephone by calling (800) 642-1687, code #3703716) for one week after the presentation.


About Stilwell Financial Inc.

     Stilwell Financial Inc. is a diversified, global financial services company with subsidiaries and affiliates operating in North America, Europe and Asia.
Stilwell owns approximately 92 percent of Janus Capital Management LLC, approximately 90 percent of Berger Financial Group LLC, approximately 81 percent of Nelson Money Managers Plc and approximately 33 percent of DST Systems, Inc. (NYSE: DST).

     This press release includes statements concerning potential future events involving Stilwell Financial Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Annual Report on Form 10-K for the year ended December 31, 2001 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Stilwell will not update any forward-looking statements made in this press release to reflect future events or developments.

                        (Financial Information Attached)


                                       ###

                             STILWELL FINANCIAL INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  (dollars in millions, except per share data)
                                   (Unaudited)

                                                                     Three months
                                                                    ended March 31,
                                                             --------------------------------
                                                                  2001              2002
                                                             --------------    --------------
Revenues:
     Investment management fees                                $ 367.8           $ 270.5
     Shareowner servicing fees                                    64.1              42.8
     Other                                                        16.6              15.0
                                                             --------------    --------------
          Total                                                  448.5             328.3
                                                             --------------    --------------

Operating expenses:
     Compensation                                                 99.3              70.8
     Marketing and promotion                                      24.4              12.1
     Third party concession fees                                  66.0              49.4
     Depreciation and amortization                                24.9              17.8
     Professional services                                        12.6               7.8
     Other                                                        37.6              32.4
     Severance, facility closing and other costs                   0.9               -
                                                             --------------    --------------
          Total                                                  265.7             190.3
                                                             --------------    --------------

Operating Income                                                 182.8             182.8

Equity in earnings of unconsolidated
   affiliates                                                     17.8              19.4
Interest expense                                                  (5.0)            (13.4)
Other, net                                                         6.8               3.0
                                                             --------------    --------------
  Income before taxes and minority interest                      202.4             147.0

Income tax provision                                              72.2              49.2
Minority interest in consolidated earnings                        18.8               0.6
                                                             --------------    --------------

Net Income                                                     $ 111.4            $ 97.2
                                                             ==============    ==============

Per Share Data:
    Weighted average Common shares
       outstanding (in thousands)                              219,042           222,243

      Basic Earnings per share                                 $  0.51           $  0.44

    Weighted average Diluted Common shares
       outstanding (in thousands)                              224,666           224,590

      Diluted Earnings per share                               $  0.48           $  0.42
